Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Renasant Corporation of our report dated March 1, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in the Annual Report on Form 10-K of Renasant Corporation for the year ended December 31, 2005.

HORNE LLP

Jackson, Mississippi

August 31, 2006